WORKING CAPITAL LINE OF CREDIT





                                                  February 1, 2005


      On or before December 31 2006, iTechexpress, Inc. (hereinafter "ITECH"), a Nevada Corporation, promises to pay to David Walters or his associates or controlled companies (hereinafter "Holder") a sum of up to $250,000 plus such other and further sums as Holder may hereafter loan or advance to or for the benefit of in accordance with the terms hereof, together with interest from said date on the unpaid principal balance hereof at the rate of ten percent (10%) or $150.00 whichever is greater. Interest shall be computed at the above rate on the basis of the actual number of days that the principal hereunder is outstanding divided by 365 that shall, for the purposes of this note, be one year. Interest shall be payable quarterly and if not so paid shall become part of the principal.

      The unpaid balance of this obligation at any time shall be the total amounts advanced hereunder by Holder, less the amount of payments made hereon by or for ITECH which balance may be endorsed hereon from time to time by Holder.

      Upon default, the whole sum of principal and interest shall become due immediately at the option of Holder. Default shall include but not be limited to, the failure of ITECH to pay interest or principal when due; the filing as to ITECH or any person obligated hereon, whether as maker, co-maker, endorser or guarantor of a voluntary or involuntary petition under the provisions of the Federal Bankruptcy Act, the issuance of any attachment or execution against any material asset of ITECH, default by ITECH on any obligation concerning the borrowing of money or the deterioration of the financial condition of ITECH which results in Holder deeming ITECH insecure.

      In the event of default, at the option of Holder, interest may be charged on the amount delinquent at a rate no more than 3% greater than the interest rate contracted for on the principal herein, effective from the date that such amount(s) shall become overdue, and the day following any other event of default. Such increased rate of interest shall continue until such delinquent amount(s) with interest thereon at the increased rate shall have been paid or such other event of default has been cured to the satisfaction of Holder.

      If this note is not paid when due, ITECH promises to pay all costs and expenses of collection including reasonable attorneys fees incurred by Holder on account of such collection, whether or not suit is filed thereon. The indebtedness evidenced hereby shall be payable in lawful money of the United States of America.

      This Note shall be deemed entered into in Orange County, California and will be governed by and interpreted in accordance with the substantive laws of the State of California. The parties agree that any dispute arising under this Note shall be resolved in the state or federal courts within the State of California and ITECH expressly consents to jurisdiction therein.

      This note may be extended or renewed by mutual agreement of ITECH and Holder in writing for any reason and at any time.


                             iTechexpress, Inc.
                             A Nevada Corporation

                             /s/ Keith Moore
                    By:      ____________________________________
                             Keith Moore
                             Secretary

                    Dated:   February 1, 2005



                    Name:    David Walters

                             /s/ David Walters
                             ____________________________________

                             Dated: February 1, 2005